INTERGRAPH CORPORATION
                  Huntsville, Alabama  35894-0001

             NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD
                           MAY 18, 1995



TO THE SHAREHOLDERS OF INTERGRAPH CORPORATION:

   NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Intergraph Corporation (the "Company") will be held at the Intergraph Auditorium, Building 15, Intergraph Way, Huntsville, Alabama, on May 18, 1995, at 5:00 p.m. local time for the following purposes:

  1. To elect seven directors to the Board of Directors to serve for the ensuing year and until their successors are duly elected and qualified (designated as Proposal 1 in the accompanying Proxy Statement).

  2. To ratify the appointment of Ernst & Young LLP as the Company's independent auditors for the current year (designated as Proposal 2 in the accompanying Proxy Statement).

  3. To consider and vote upon the 1995 Intergraph Corporation Employee Stock Purchase Plan (designated as Proposal 3 in the accompanying Proxy Statement).

  4. To approve or disapprove a proposal by a shareholder that requests that the Board of Directors amend the Company's Shareholder Rights Plan so that it does not interfere with any public tender offer which treats all shareholders fairly (designated as Proposal 4 in the accompanying Proxy Statement).

  5. To transact such other business as may properly come before the meeting or any adjournment thereof.

  The close of business on March 24, 1995, has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the meeting.

   A copy of the Annual Report to Shareholders for the year ended December 31, 1994, is enclosed.


                                     By Order of the Board of Directors




                                     JOHN R. WYNN

                                     Secretary

Huntsville, Alabama
March 31, 1995


  IF YOU DO NOT EXPECT TO ATTEND THE MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING. NO POSTAGE IS NEEDED IF MAILED IN THE UNITED STATES.


                      INTERGRAPH CORPORATION
                  HUNTSVILLE, ALABAMA  35894-0001


                          PROXY STATEMENT

   This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the "Board") of Intergraph Corporation (the "Company"), to be voted at the Annual Meeting of Shareholders to be held May 18, 1995, and at any and all adjournments thereof (the "Meeting"). The form of proxy permits specification, approval, disapproval or abstention as to each of the four proposals. Proposals 1, 2, and 3 will be presented  at  the  Meeting by management and Proposal  4  may  be presented by a shareholder. If the enclosed form of proxy is properly executed, returned, and not revoked, it will be voted in accordance with the specifications, if any, made by the shareholder and, if specifications are not made, will be voted in favor of Proposals 1, 2, and 3 and against Proposal 4 set forth in the accompanying Notice of Annual Meeting of Shareholders.

   The cost of solicitation of proxies will be borne by the Company. Proxies may be solicited by directors, officers, or regular employees of the Company in person or by telephone or mail. The Company may reimburse brokerage firms and others for their expenses in forwarding solicitation material regarding the Meeting to beneficial owners. On or about March 31, 1995, the Company will commence mailing this Proxy Statement, the enclosed form of proxy, and the attached Notice to holders of its common stock.

   Shareholders who sign proxies have the right to revoke them at any time before they are voted by filing with the Secretary of the Company either an instrument revoking the proxy, or a duly executed proxy bearing a later date, or by attending the Meeting and voting in person.

   The close of business on March 24, 1995, has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the Meeting.


                              GENERAL

   A majority of the shareholders entitled to vote must be present in person, or be represented by proxy, to constitute a quorum and act upon the proposed business. Failure of a quorum to be represented at the Meeting will necessitate an adjournment and will subject the Company to additional expense.

   Election of directors and Proposals 2, 3, and 4 discussed in this Proxy Statement require the affirmative vote of the holders of a majority of the outstanding shares present and entitled to vote at the Meeting. The Board of Directors recommends that you vote FOR each nominee for director, FOR Proposals 2 and 3 and AGAINST Proposal 4 discussed in this Proxy Statement.

   Votes are counted by the Company's transfer agent. The Company's Certificate of Incorporation and Bylaws contain no provisions concerning the treatment of abstentions and broker non-votes. Delaware law treats abstentions as votes which are not cast in favor of a proposal or nominee. Delaware law does not address the treatment of broker non-votes. Broker non-votes will be included in the determination of the presence of a quorum, but will not be counted for purposes of determining whether a nominee or proposal has been elected or approved.



        COMMON STOCK OUTSTANDING AND PRINCIPAL SHAREHOLDERS

  As of January 31, 1995, there were outstanding 45,652,929 shares of the Company's common stock, $.10 par value (the "Common Stock"). Holders of Common Stock are entitled to one vote per share on all matters to be voted upon by shareholders.

   The following table sets forth information as of January 31, 1995, as to (a) the only persons who were known by the Company to own beneficially more than 5% of the outstanding Common Stock of the Company, (b) the shares of Common Stock beneficially owned by the directors and nominees of the Company, (c) the shares of Common Stock beneficially owned by James W. Meadlock, Chairman of the Board and Chief Executive Officer, who is also a nominee, by the four most highly compensated executive officers who were serving as such at December 31, 1994 (including Robert E. Thurber, Executive Vice President and Director, who is also a nominee), and by Damian Walters, a deceased former executive officer of the Company whose compensation for the year would have placed him among the four most highly compensated executive officers had he been employed at the end of the year (collectively, Mr. Meadlock, the four most highly compensated executive officers, and Mr. Walters are the "Named Executive Officers"), and (d) the shares of Common Stock beneficially owned by all directors, nominees, and executive officers of the Company as a group:

                                                         Percentage of Total
                                 Number of Shares            Common Stock
         Name    (1)           Beneficially Owned (2)      Outstanding (3)
      ----------------------   ----------------------    -------------------
      Intergraph Corporation
      Stock Bonus Plan Trust       6,514,627    (4)             14.3%

      Prudential Insurance
      Company of America           3,144,487    (5)              6.9%

      Sanford C. Bernstein
      & Co., Inc.                  2,975,369    (6)              6.5%

      Directors and Nominees
      ----------------------
      James W. Meadlock            1,165,019    (7)              2.6%

      Nancy B. Meadlock            2,045,906    (8)              4.5%

      Robert E. Thurber              807,708    (9)              1.8%

      Keith H. Schonrock, Jr.         80,840   (10)                *

      James F. Taylor, Jr.            74,946   (10)                *

      Roland E. Brown                 26,129   (11)                *

      Larry J. Laster                 20,424   (12)                *

      Named Executive Officers
      ------------------------
      Tommy D. Steele                 32,371   (13)                *

      Manfred Wittler                 18,829   (14)                *

      Stephen J. Phillips              9,393   (15)                *

      Damian Walters                   7,500   (16)                *

      All directors, nominees,
      and executive officers as a
      group (19 persons), including
      the foregoing directors,
      nominees, and named executive
      officers (but excluding the
      former executive officer)     4,506,886  (17)              9.9%


- -----------------
* Less than 1%



(1) The address of the Stock Bonus Plan Trust is c/o Boston Safe Deposit and Trust Company, One Boston Place, Boston, Massachusetts 02108. The address of Prudential Insurance Company of America is Prudential Plaza, Newark, New Jersey 07102-3777. The address of Sanford C. Bernstein & Co., Inc. is One State Street Plaza, New York, New York 10004.

(2) Unless otherwise noted, the indicated owner has sole voting power and sole investment power.

(3) Shares issuable under immediately exercisable stock options are considered outstanding for the purpose of calculating the percentage of total outstanding Common Stock owned by executive officers, the former executive officer, and directors, nominees, and executive officers as a group holding such options. Such shares are not considered outstanding for the purpose of calculating the percentage of total outstanding Common Stock owned by any other person or group not holding such options.

(4) Voting rights of the Common Stock held by the Stock Bonus Plan Trust are passed through to participants in the Stock Bonus Plan, which is a Company sponsored retirement plan covering substantially all U.S. employees of the Company. Vested participants in the Stock Bonus Plan have the right to diversify one-half of the Common Stock allocated to their accounts. Vested participants at age 55 have the right to diversify all of the Common Stock allocated to their accounts.

(5) As set forth on a Schedule 13G dated February 9, 1995. This schedule discloses that Prudential Insurance Company of America has sole voting and investment power over 446,703 shares.

(6) As set forth on a Schedule 13G dated February 7, 1995. This schedule discloses that Sanford C. Bernstein & Co., Inc. has sole voting power over 1,826,765 shares and sole investment power over 2,975,369 shares.

(7) This figure includes 197,772 shares allocated to Mr. Meadlock under the Stock Bonus Plan and 180,000 shares owned jointly by Mr. Meadlock and Nancy B. Meadlock as to which voting and investment powers are shared. Mr. Meadlock may be deemed a "parent" of the Company as defined under the Securities Act of 1933 by virtue of his share ownership and position in the Company.

(8)  This  figure  includes 1,200,000 shares held  in  trust  for  a child, 127,800 shares Mrs. Meadlock holds as custodian for a child, 122,505 shares allocated to Mrs. Meadlock under the Stock Bonus Plan, and 180,000 shares owned jointly by Mrs. Meadlock and James W. Meadlock as to which voting and investment powers are shared.

(9) This figure includes 166,271 shares allocated to Mr. Thurber under the Stock Bonus Plan and 334,120 shares owned by Mr. Thurber's wife as to which Mr. Thurber does not have sole voting and investment power.

(10) These  figures  consist  of  shares  allocated  to   Mr.
     Schonrock and Mr. Taylor under the Stock Bonus Plan.

(11) This figure includes 8,856 shares allocated to Mr. Brown under the Stock Bonus Plan and 1,920 shares as to which voting and investment powers are shared.

(12) This figure consists of 9,900 shares owned jointly by Mr. Laster and his wife as to which voting and investment powers are shared, 3,024 shares allocated to Mr. Laster under the Stock Bonus Plan, and 7,500 shares over which Mr. Laster holds immediately exercisable stock options.

(13) This figure includes 27,500 shares over which Mr. Steele holds immediately exercisable stock options and 11 shares allocated to Mr. Steele under the Stock Bonus Plan.

(14) This figure consists of shares over which Mr. Wittler holds immediately exercisable stock options.

(15) This  figure  consists of 1,893 shares allocated  to  Mr.
     Phillips  under  the  Stock Bonus Plan and  7,500  shares  over
     which   Mr.   Phillips  holds  immediately  exercisable   stock
     options.

(16) This figure consists of shares over which Mr. Walters' executors hold immediately exercisable stock options.

(17) This figure includes 801,897 shares allocated to such persons under the Stock Bonus Plan and 96,829 shares over which such persons hold immediately exercisable stock options.



                            PROPOSAL 1
                       ELECTION OF DIRECTORS

   The Board of Directors has fixed the number of members of the Board at nine by resolution pursuant to authority granted in the Bylaws of the Company. The Board of Directors proposes that the seven nominees listed below be elected as directors to serve until the next Annual Meeting of Shareholders and until their successors are duly elected and qualified. Although the Company has established the number of directors at nine, proxies may not be voted for more than seven persons. It is the desire of the Board of Directors that the Board have the option of selecting two directors to serve on the Board prior to the election of directors at the next Annual Meeting of Shareholders. It is the intention of the persons named in the proxy to vote the proxies for the election of the nominees listed below, all of whom are presently directors of the Company. If any nominee should become unavailable to serve as a director for any reason (which is not anticipated), the persons named as proxies reserve full discretion to vote for such other person or persons as may be nominated.

   The nominees for director, together with certain information regarding them, are as follows:

                                                              Director of
                                                                Company
  Name and Age               Positions/Offices with Company      Since
  ------------------------   ------------------------------   -----------

  James W. Meadlock (61)        Chairman of the Board and
                                Chief Executive Officer           1969

  Roland E. Brown (57)          Director                          1979

  Larry J. Laster (43)          Executive Vice President,
                                Chief  Financial Officer,
                                and Director                      1987

  Nancy B. Meadlock (56)        Executive Vice President
                                and Director                      1969 (1)

  Keith H. Schonrock, Jr. (54)  Director                          1972

  James F. Taylor, Jr. (50)     Executive Vice President
                                and Director                      1973

  Robert E. Thurber (54)        Executive Vice President
                                and Director                      1972


  (1) Excluding the period from February 1970 to February 1972.


   Mr. Meadlock, Mr. Laster, Mrs. Meadlock, and Mr. Thurber are principally employed by the Company in the positions set forth above and have been principally employed by the Company for the past five years. Mr. Taylor retired as an Executive Vice President of the Company in 1992 and returned to full-time employment with the Company in January 1995. James W. Meadlock and Nancy B. Meadlock are husband and wife.

   Mr. Brown joined the Company in 1979 as Vice President, Treasurer, and Chief Financial Officer and was an Executive Vice President of the Company at the time of his retirement in 1986.

   Mr. Schonrock is a founder of the Company and served in a variety of engineering positions. At his retirement in 1987, he was an Executive Vice President of the Company.

   Mr. Taylor joined the Company in 1969, shortly after its formation, and is considered to be a founder. He currently serves as an Executive Vice President of the Company and President of the Intergraph Public Safety Business Unit.



                  BOARD COMMITTEES AND ATTENDANCE

  The Board of Directors and its Audit Committee meet periodically as deemed required by the Board and the Audit Committee. During the year ended December 31, 1994, the Board of Directors held ten meetings and the Audit Committee held three meetings. All of the directors were present for 75% or more of the aggregate Board and Audit Committee meetings.

   The Audit Committee consists of Mr. Schonrock, Mr. Brown, and Mr. Taylor. The purpose of the Audit Committee is to oversee the system of internal accounting control and the internal audit function, and to ensure the objectivity of the independent audit.

  The Company does not have a nominating committee or compensation committee.


COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers, directors, and persons who own more than ten percent of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission (SEC) and The NASDAQ Stock Market, Inc. Officers, directors, and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

  Based solely on review of the copies of such forms and any amendments thereto furnished to the Company, or written representations that no forms were required, the Company believes that during the year ended December 31, 1994, all Section 16(a) filing requirements applicable to its officers, directors, and greater than ten percent beneficial owners were met, except that Manfred Wittler, an Executive Vice President of the Company, filed one late report covering two transactions.


          CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

   In order to encourage retention of Common Stock by executive officers, the Company adopted a loan program effective January 1993, under which executive officers may borrow from the Company, on an unsecured basis, an amount not exceeding (1) the current market value of Common Stock owned by any such executive officer, and/or (2) the net value (current market price less exercise price) of currently exercisable stock options owned by any such executive officer. Interest on the loans is charged monthly at the prevailing prime rate. Amounts must be repaid by the earliest to occur of termination of employment, the date of sale of any Common Stock by the executive officer, or May 1, 1995.

   At January 31, 1995, James W. Meadlock was indebted to the Company in the amount of $4,809,000 under the program. This amount represents the maximum amount outstanding since January 1, 1994.


                      EXECUTIVE COMPENSATION

   Information relating to compensation of certain executive officers of the Company, the policies and practices of the Company relative to executive compensation, and the performance of the Company's stock are presented in this section. This information consists of a summary compensation table, information on stock option grants, exercises, and year end values, information on employment contracts, a report on executive compensation from the Board of Directors, and a graph depicting the five-year performance of the Company's stock against the performance of a peer group of companies and the Standard & Poor's 500 stock index.


Summary Compensation Table

   The following table summarizes for the last three years the compensation of the Chairman and Chief Executive Officer, the four most highly compensated executive officers who were serving as such at December 31, 1994, and Damian Walters, a deceased former executive officer of the Company whose compensation in 1994 would have placed him among the top four most highly compensated executive officers for the year had he been employed at December 31, 1994.

                                      SUMMARY COMPENSATION TABLE

                                                                              Long-Term
                                                                            Compensation
                                           Annual Compensation                  Awards
                             ---------------------------------------------  ------------
                                                               Other         Securities
         Name and                                              Annual        Underlying      All Other
    Principal Position       Year  Salary ($)  Bonus ($)  Compensation ($)   Option (#)   Compensation ($)
- ---------------------------  ----  ----------  ---------  ----------------  ------------  ----------------
                                                                (1)
James W. Meadlock,
Chairman and Chief
Executive  Officer (2)       1994   $300,000         ---          ---              ---        $  6,371
                             1993   $300,000         ---          ---              ---        $  6,390
                             1992   $300,000         ---          ---              ---        $  4,152

Manfred Wittler,
Executive Vice President (3) 1994   $246,933    $ 92,431     $ 70,997              ---        $ 12,062
                             1993   $243,939    $ 72,671     $ 68,486           29,359        $ 11,920
                             1992   $216,049    $ 95,679     $ 61,481              ---        $ 10,851

Stephen J. Phillips,
Executive Vice President (4) 1994   $207,480         ---          ---              ---        $  6,685
                             1993   $200,640         ---     $ 20,749              ---        $  6,474
                             1992   $188,760         ---          ---              ---        $  6,369

Tommy D. Steele,
Executive Vice President (5) 1994   $182,000         ---     $ 29,309              ---        $  4,005
                             1993   $182,000         ---          ---              ---        $  3,926
                             1992   $ 98,000         ---     $ 64,654          110,000        $  2,941

Robert E. Thurber,
Executive Vice President
and Director (6)             1994   $166,400         ---          ---              ---        $  3,845
                             1993   $166,400         ---          ---              ---        $  3,779
                             1992   $166,400         ---          ---              ---        $  3,749

Damian Walters,
Former Executive Vice
President (7)                1994   $187,000     $38,276     $161,464              ---        $ 69,956



(1) "Other Annual Compensation" for each of the named executives does not include the value of certain personal benefits, if any, furnished by the Company or for which it reimburses the named executives, including the use of corporate vehicles, unless the value of such benefits in total exceeds the lesser of $50,000 or 10% of the total annual salary and bonus reported in the above table for the named executive.

(2) "All Other Compensation" for Mr. Meadlock consists of the following:

                                            1994     1993     1992
                                          -------  -------  -------
         Retirement plans contribution    $    53  $    72  $   102
         Term life insurance *              6,318    6,318    4,050
                                          -------  -------  -------
            Total                         $ 6,371  $ 6,390  $ 4,152
                                          =======  =======  =======


(3) "Other Annual Compensation" for Mr. Wittler consists of the following:

                                            1994     1993     1992
                                          -------  -------  -------
         Housing allowance                $32,787  $32,432  $32,967
         Lease of vehicle                  31,653   28,765   24,558
         Other                              6,557    7,289    3,956
                                          -------  -------  -------
            Total                         $70,997  $68,486  $61,481
                                          =======  =======  =======

    "All Other Compensation" for Mr. Wittler consists of the following:

                                            1994     1993     1992
                                          -------  -------  -------
         Retirement plans contribution    $ 9,877  $ 9,758  $ 8,642
         Health insurance premiums          2,185    2,162    2,209
                                          -------  -------  -------
            Total                         $12,062  $11,920  $10,851
                                          =======  =======  =======

    Mr. Wittler is paid primarily in European currencies which fluctuate in value against the U.S. dollar.



(4) "Other  Annual Compensation" for Mr. Phillips for 1993 includes
    $16,744   for  use  of  a  corporate  apartment.    "All  Other
    Compensation" for Mr. Phillips consists of the following:

                                            1994     1993     1992
                                          -------  -------  -------
         Retirement plans contribution    $ 4,583  $ 4,585  $ 4,480
         Term life insurance *              2,102    1,889    1,889
                                          -------  -------  -------
            Total                         $ 6,685  $ 6,474  $ 6,369
                                          =======  =======  =======


(5) Mr. Steele joined the Company as an executive officer in June 1992. "Other Annual Compensation" for Mr. Steele includes $26,074 in 1994 and $62,583 in 1992 for reimbursement of relocation expenses and related income tax payments. "All Other Compensation" for Mr. Steele consists of the following:

                                            1994     1993     1992
                                          -------  -------  -------
         Retirement plans contribution    $ 2,196  $ 2,117  $ 2,037
         Term life insurance *              1,809    1,809      904
                                          -------  -------  -------
            Total                         $ 4,005  $ 3,926  $ 2,941
                                          =======  =======  =======


(6) "All Other Compensation" for Mr. Thurber consists of the following:

                                            1994     1993     1992
                                          -------  -------  -------
         Retirement plans contribution    $ 2,215  $ 2,149  $ 2,119
         Term life insurance *              1,630    1,630    1,630
                                          -------  -------  -------
            Total                         $ 3,845  $ 3,779  $ 3,749
                                          =======  =======  =======



(7) Mr. Walters first became an executive officer of the Company in January 1994. "Other Annual Compensation" for Mr. Walters includes $104,940 for housing allowance and $46,747 for lease of a vehicle. "All Other Compensation" for Mr. Walters consists of $48,081 for unused leave-time paid at Mr. Walters' death, $14,960 for retirement plan contributions, and $6,915 for health care cost reimbursement.


    * Premium payments for term life insurance were not made to split-dollar insurance arrangements.


Stock Option Grants, Exercises and Year End Values

   The Company from time to time awards stock options to executive officers and other key employees pursuant to a stock option plan approved by the shareholders of the Company. Members of the Plan's administrative committee, which includes James W. Meadlock and Robert E. Thurber, are not eligible to receive options under the plan. There were no options granted to or exercised by any of the Named Executive Officers who are eligible to receive options under the plan during the year ended December 31, 1994.

   The following table sets forth values as of December 31, 1994, for stock options held by the Named Executive Officers who are eligible to receive options under the plan.

                      YEAR END OPTION VALUES

                            Number of Securities         Value of Unexercised
                            Underlying Unexercised       In-the-Money Options
                            Options at Year End (#)         at Year End($)
                          --------------------------  --------------------------
Name                      Exercisable  Unexercisable  Exercisable  Unexercisable
- ------------------------  -----------  -------------  -----------  -------------

Manfred Wittler,
Executive Vice President      18,829         30,530          ---          ---

Stephen J. Phillips,
Executive Vice President       7,500          2,500          ---          ---

Tommy D. Steele,
Executive Vice President      27,500         82,500       $6,875      $20,625

Damian Walters,
Former Executive Vice
President                      7,500            ---       $1,875          ---




The value of unexercised in-the-money options is determined as the excess of the closing sale price of the Company's Common Stock as reported on The NASDAQ Stock Market for December 30, 1994 over the exercise price of the options held by the Named Executive Officer.


Compensation of Directors

   Directors of the Company are not compensated for their services as directors.


Employment Contracts

   Mr. Wittler holds employment contracts with the U.S. parent company and with three of the Company's international business entities. The contracts provide Mr. Wittler a fixed base salary, certain expense allowances for housing, a leased vehicle, and other personal expense items, and annual incentive bonus payments for achievement and overachievement of certain sales order, revenue, and profitability goals of the Company's operations in the Americas and Europe. The contracts are open-ended but may be terminated by either party with six months written notification. The contracts provide for six months severance pay in the event of involuntary termination of employment, and for relocation of Mr. Wittler at the Company's expense in the event of voluntary termination of employment. Should the contracts be terminated by either of the parties, Mr. Wittler is obligated to refrain from direct competition with the Company or its affiliates for a period of six months following termination, provided the Company has met its severance pay obligation as described above.

   Mr. Walters and the U.S. parent company were parties to an employment contract dated January 1, 1994, which provided Mr. Walters a fixed base salary, quarterly incentive bonus payments based on order levels for the Asia Pacific region, and expense allowances for housing, a leased vehicle, and other personal expense items. The contract terminated upon Mr. Walters' death in November 1994.


Compensation Committee Interlocks and Insider Participation

   The Company does not have a compensation committee or other committee of the Board of Directors performing equivalent functions. Mr. Meadlock's compensation is determined by the Board, excluding Mr. Meadlock and Nancy B. Meadlock. During the year ended December 31, 1994, the Board held no deliberations regarding the compensation of Mr. Meadlock. The Board has delegated responsibility for determination of the compensation of all other executive officers to Mr. Meadlock. The Administrative Committee of the Company's stock option plans (the "Administrative Committee"), which is appointed by the Board of Directors and currently consists of Messrs. Meadlock, Schonrock, Taylor, and Thurber, may award both incentive stock options and non-qualified stock options to executive officers and other key employees. During the year ended December 31, 1994, the Administrative Committee awarded options for a total of 70,000 shares of the Company's Common Stock, none of which were awarded to a Named Executive Officer.

  During the year ended December 31, 1994, no executive officer of the Company served as a director or as a member of the compensation committee or committee performing equivalent functions of another business entity, and no executive officer of another business entity served as a member of the Board of Directors of the Company.


Board of Directors' Report on Executive Compensation

   The Chairman and Chief Executive Officer (CEO) subjectively determines the compensation of all other executive officers of the Company based on the authority and discretion granted him by the Board of Directors. There are no standard performance factors, either corporate or applicable directly to the executive whose salary is being considered, that serve as specific measures of performance in the CEO's determination of executive salaries. In arriving at his decision, the CEO may form a subjective judgment as to the executive's overall contribution to the Company, consider his or her level of experience, and subjectively consider the Company's overall financial performance. Relative weights are not formally assigned to these factors, but some factors, particularly the Company's financial performance as measured by revenue and earnings, may be subjectively considered more important than others in arriving at compensation for each individual executive officer. Specific quantifiable performance objectives are not used in determining the individual's contribution to the Company, with the exception of sales personnel, who are assigned sales dollar goals. Evaluation of executives whose principal duties are technical in nature is based principally on the CEO's subjective judgment of the technical design and timeliness of development of new products. Salaries for executives performing administrative functions are based primarily on a subjective determination of contribution to the Company. The Company does not perform formal salary surveys. The CEO has a general awareness of industry compensation practices by virtue of his experience and position in the industry, but specific industry or competitor compensation data (including that of the peer group of companies in the performance graph following this report) is not utilized.

   There is no formal bonus plan for executive officers, but exceptional individual performance, as determined by the CEO, has occasionally been rewarded by a cash bonus at the discretion of the CEO. Overall corporate performance neither guarantees nor precludes the award of bonuses, but may influence the amount of such bonuses. Sales executives are paid a base salary that approximates 70% of the executives' total potential annual compensation. The base salary amount may be supplemented in amounts up to an additional 30% of total potential compensation if certain order, revenue, and profitability objectives are met. The occurrence and amount of bonus awards are not based on standard criteria or quantifiable performance factors applicable either to the individual or the financial performance of the Company.

   The granting of stock options to purchase shares of the Company's stock over a ten year period at a specified price is the primary means of providing long-term incentive to executive officers to perform in a manner that benefits themselves, the Company, and the Company's shareholders. There are no standard performance factors, applicable to either the individual and his or her job performance or the financial performance of the
Company, utilized in the option award decisions of the Administrative Committee. Decisions to award stock options are based upon subjective evaluations of job performance and expected contribution to the Company. Stock options may also be used to attract new employees. Previous option awards are considered when awarding new options. With respect to incentive stock options, such options may not exceed the amounts permitted under applicable Internal Revenue Code provisions.

   The compensation of the Chairman and CEO is determined by the other members of the Board of Directors, with the exception of Nancy B. Meadlock. Since 1989 the Board has not deliberated the compensation of the CEO, and the CEO has not been awarded a salary increase or bonus. There are no standard corporate or individual performance factors utilized by the Board in evaluation of CEO compensation. The Board believes that, because of Mr. Meadlock's large beneficial holding of Company stock, the interests of Mr. Meadlock are aligned with those of the Company's other shareholders, making salary less a factor than return on common stock in evaluation of CEO compensation. Mr. Meadlock is not eligible to receive grants of stock options because of his participation on the Administrative Committee of the option plans.

   The Company at times enters into employment agreements with key executives, generally of three years duration or less, that specify the terms of employment including compensation arrangements. The agreements generally provide for employment at will but may also provide for severance payments under certain circumstances excluding termination for cause. Such severance amounts do not exceed the balance of compensation due for the remaining unfulfilled term of the agreement. Executives without employment agreements terminated through a workforce reduction or job elimination receive severance pay based on years of service up to a maximum of twenty-six weeks pay under a Company policy applicable to all employees.

   The above report on executive compensation is given by the Company's Board of Directors.

               James W. Meadlock     Keith H. Schonrock, Jr.
               Roland E. Brown       James F. Taylor, Jr.
               Larry J. Laster       Robert E. Thurber
               Nancy B. Meadlock



Performance Graph

   The following graph sets forth a comparison of the cumulative total shareholder return to the Company's shareholders with that of a group of peer companies and that of the Standard & Poor's 500 Stock Index for the five-year period ended December 31, 1994. The Company considers its peer group to be the top five U.S. companies in terms of sales to the computer-aided design (CAD) industry and/or the top five U.S. computer workstation manufacturing companies for which financial information is publicly available, as determined on the basis of 1993 revenues by Dataquest, Incorporated, a leading market research firm in the computer industry. The Company's current year peer group consists of IBM, Hewlett-Packard Corp., Digital Equipment Corp., Sun Microsystems, Inc., Silicon Graphics, Inc., and Autodesk, Inc. The composition of the peer group has changed from the presentation in last year's Proxy Statement. Compaq Computer Corp., which was included in the top five U.S. CAD companies based on 1992 revenues and thus was included in the Company's 1994 peer group, was replaced in the Dataquest top five by Autodesk, Inc. based on 1993 revenues.
Dataquest ranks the Company number four among the U.S. CAD companies and number seven among U.S. workstation manufacturers based on 1993 revenues.

   Total shareholder return for the peer group, the Standard & Poor's 500, and the Company was determined by adding a) the cumulative amount of dividends for a given year, assuming dividend reinvestment, and b) the difference between the share price at the beginning and at the end of the year, the sum of which was then divided by the share price at the beginning of such year. The graph assumes $100 was invested on December 31, 1989 in the peer group, in the Standard & Poor's 500 companies, and in the Company.


                Comparative Five-Year Total Returns
          Peer Group, Standard & Poor's 500 Stock Index,
                 and Intergraph Corporation (INGR)


              1989     1990     1991     1992     1993     1994
              ----     ----     ----     ----     ----     ----
Peer Group    $100     $110     $104     $ 79     $ 90     $115
S&P 500       $100     $ 97     $126     $136     $150     $152
INGR          $100     $ 80     $103     $ 77     $ 62     $ 47



                            PROPOSAL 2
              RATIFICATION OF APPOINTMENT OF AUDITORS

   The Board of Directors of the Company has appointed Ernst & Young LLP as the Company's independent auditors to audit the financial statements of the Company and to perform other accounting services as appropriate for the year ending December 31, 1995. Such appointment will be presented to the shareholders for ratification at the Meeting. If the shareholders do not ratify the appointment, the selection of another firm will be considered by the Board. A representative of Ernst & Young LLP is expected to be present at the Meeting to respond to questions from shareholders and will be given the opportunity to make a statement if so desired.

  The Board of Directors recommends a vote FOR Proposal 2.


                            PROPOSAL 3
            APPROVAL OF THE 1995 INTERGRAPH CORPORATION
                   EMPLOYEE STOCK PURCHASE PLAN

   At the Meeting, the shareholders will be asked to adopt and approve the 1995 Intergraph Corporation Employee Stock Purchase Plan (the "Purchase Plan"), which has been unanimously approved by the Board of Directors subject to approval by the shareholders. The Purchase Plan is intended to replace the 1987 Intergraph Corporation Employees Stock Purchase Plan (the "1987 Stock Purchase Plan"), which will terminate on May 31, 1995.

   The purpose of the Purchase Plan is to provide eligible employees of the Company and its subsidiaries with an opportunity to purchase shares of Intergraph Common Stock. The Purchase Plan is designed to be an "employee stock purchase plan" as defined in
Section 423 of the Internal Revenue Code (the "Code").

   The description of the Purchase Plan set forth herein is intended solely as a summary and is subject to and qualified by the full text of the Purchase Plan, a copy of which is attached hereto as Exhibit A.

   A total of 3,200,000 shares of Intergraph Common Stock (subject to adjustment in the event of stock splits, stock dividends, and other similar adjustments) will be made available for purchase under the Purchase Plan through a series of consecutive annual offerings beginning June 1, 1995. No offering under the Purchase Plan may commence after June 1, 1999. Under the 1987 Stock Purchase Plan, 3,200,000 shares of Common Stock were also reserved for sale.

   All regular, full-time employees of the Company and its subsidiaries on or after June 1, 1995, other than members of the Purchase Plan Administrative Committee (the "Committee"), will be eligible to participate in the Purchase Plan (including, without limitation, executive officers of the Company who are not members of the Committee). The Purchase Plan will terminate on the day participating employees become entitled to purchase a number of shares equal to or greater than the number of shares remaining available for purchase, or at any other time, at the discretion of the Board of Directors of the Company (the "Board"). Subject to extension or earlier termination of the Purchase Plan, either by the terms of the Purchase Plan or at the discretion of the Board of Directors of the Company, no offering under the Purchase Plan will be made which will extend beyond June 1, 2000. All amounts in the accounts of participating employees as of the date the Purchase Plan terminates will be promptly refunded or carried forward into the employee's account under a successor purchase plan, if any.

   Approximately 9,000 employees of the Company are eligible to participate in the Purchase Plan. The amount of options reserved or to be reserved and the shares to be purchased under the Purchase Plan by the eligible Named Executive Officers, all other eligible current executive officers, and all other employees who are not executive officers cannot be determined at this time or for the Company's most recent fiscal year because participation in the Purchase Plan is optional for each employee, and because the actual number of shares purchased is dependent upon the amount set aside by each employee during each offering period and upon the price of the shares when purchased.


   The Purchase Plan will be administered by the Committee. The Committee will be appointed by the Board, and will consist of at least three (3) Board members. The Committee will not permit or deny participation in the Purchase Plan contrary to the requirements of the Code (including, but not limited to, Sections 423(b)(3), (4), and (8) thereof) and regulations promulgated thereunder. An option to purchase shares under the Purchase Plan may not be granted to an employee who, immediately prior to or after such option is granted, owns or would own 5% or more of the total combined voting power or value of the stock of the Company or any subsidiary, including stock which may be purchased under outstanding options (and as determined by Section 424(d) of the Code).

   The purchase price for each share purchased under the Purchase Plan will be 85% of the average market price on the last pay date of each calendar month or, if the stock was not traded on the last pay date of such month, on the last date the stock was traded prior to the last pay date of such month (the "Per Share Price"). The Purchase Plan defines "average market price" as the closing sale price of the Common Stock as reported on The NASDAQ Stock Market, or the mean between the highest and lowest per share sales price should the stock be listed on an exchange.

   Employees electing to participate in the Purchase Plan may set aside, by payroll deduction, up to ten percent (10%) of their compensation for the purpose of purchasing shares under the Purchase Plan. On the last pay date of each calendar month, the account balance of each employee then participating in the Purchase Plan will be applied to the purchase of full and partial shares at the Per Share Price for such calendar month.

   An employee may at any time increase or decrease his payroll deduction. Payroll deductions will continue unless changed, discontinued, or the employee becomes ineligible to continue participating in the Purchase Plan. No employee may be given the right to purchase shares under the Purchase Plan if the aggregate fair market value (as determined at the effective date of the offering) of such shares and any other shares which such employee has a right to acquire under any other stock purchase plan of the Company during the same calendar year would exceed twenty-five thousand dollars ($25,000). The Company may use funds received or held pursuant to the Purchase Plan for any corporate purpose. The Company may also purchase outstanding shares pursuant to, on behalf of, or for delivery under the Purchase Plan.

  An employee may at any time and for any reason withdraw all (but not less than all) of the balance accumulated in the employee's account and thereby withdraw from participation in an offering. Thereafter, the employee may begin participation again at any time. In the event of the participating employee's retirement, death, or termination of employment, no payroll deduction will be taken from any pay due and owing to the employee at such time. The balance in the employee's account will be paid to the employee or, in the event of death, to the employee's estate. Rights under the Purchase Plan will not be transferable by a participating employee other than by will or the laws of descent and distribution, and are exercisable during the employee's lifetime only by the employee.

   The Board may at any time, and from time to time, amend the Purchase Plan in any respect, except that without the requisite approval of the shareholders, the Board of Directors may not amend the Purchase Plan to increase or decrease the number of shares approved for the Purchase Plan (other than for stock splits, stock dividends and other adjustments), decrease the Per Share Price, or change the designation of subsidiaries eligible to participate in the Purchase Plan. The Purchase Plan may not be amended more frequently than every six months except to comply with the requirements of the Code.

   Under the Code, no taxable income need be reported until the year in which the employee makes a sale or other disposition of the shares, or the year of death of the employee if no sale or other disposition of the shares has occurred by then. The required holding period for long-term capital gain or loss purposes (the "capital gain holding period") is more than one year. If the employee sells or otherwise disposes of the shares within two years after the date of offering or before the end of the capital gain holding period, the disposition is considered a "disqualifying disposition" and will result in reportable ordinary income in an amount equal to the difference between the fair market value of the shares and the exercise price. The excess of the average market price of the shares on the date of purchase less the actual purchase price must be reported even if no profit was made on the sale or the shares were given away free. If the shares purchased under the Purchase Plan are sold or otherwise disposed of more than two years after the date of offering and after the end of the capital gain holding period, the profit will be taxed as long-term capital gain, except there must be reported as ordinary income the lesser of 15% of the average market price of the shares on the date of offering, or an amount, if any, equal to the net proceeds of sale (or if not a sale, the average market price on the date of disposition) of the shares less the actual purchase price. If no sale or disposition of the shares has occurred by the time of the employee's death, the ordinary income which must be reported by the employee in the year of death (no matter how long the stock is held) is the lesser of 15% of the average market price of the shares on the date of offering or an amount, if any, equal to the average market price of the shares on the date of death less the actual purchase price. There is no capital gain or loss on a disposition by gift or transfer at death.

   If a disqualifying disposition should occur, the Company is entitled to a deduction for its taxable year in an amount equal to the ordinary income required to be included in the income tax return of the employee. In the absence of a disqualifying disposition, the Company is not allowed any deduction.

  If the Purchase Plan is approved, the 3,200,000 shares of Common Stock which will be available for purchase will represent approximately 7% of the 45,652,929 shares outstanding at the close of business on January 31, 1995. The average closing sale price of the Common Stock on that date was $10.125.

  The Board of Directors recommends a vote FOR Proposal 3.


                            PROPOSAL 4
                  SHAREHOLDER PROPOSAL REGARDING
               THE COMPANY'S SHAREHOLDER RIGHTS PLAN

   The Company has been informed that a shareholder intends to present the following resolution for action at the Company's Annual Meeting of Shareholders. The name and address of the shareholder submitting such proposal and the number of shares of Common Stock held by that shareholder will be furnished to any person upon request of the Company.

   Approval of this Proposal, WHICH IS OPPOSED BY THE COMPANY'S BOARD OF DIRECTORS, requires the affirmative vote of the holders of a majority of the outstanding shares present and entitled to vote at the Meeting.

          "RESOLVED, that the Shareholders request that the Board amend the `Shareholder's Rights Plan' so that it does NOT interfere with any public tender offer which treats all Shareholders fairly."

   The following statement was submitted by the shareholder in support of such resolution:

          "BACKGROUND:  At the Meeting last year, 38% of  the
          Shareholders  voted  for this proposal.   The  fact
          that  the  proposal  failed,  however,  undoubtedly
          discouraged   many   Shareholders   and   potential
          acquirers.    Share  values  dropped  significantly
          after the Meeting and have dropped to a fraction of their book value since the Shareholder's Rights Plan was adopted. The Board's claim that they can best "assess the adequacy and fairness of any offer" is not supported by the facts over the past 9 years. It is for these reasons that we should re-evaluate this proposal.

          "THE PROBLEM: The Board has stated that there are both "fair" and "unfair" tender offers. However, the Shareholders' Rights Plan makes no such distinction; it opposes all tender offers and, by so doing, eliminates a whole class of potential investors.

          "THE SOLUTION: This Proposal effectively requests that the Board make a distinction between "fair" and "unfair" tender offers and state that they will not attack the offerer of a fair tender offer by dilutive or confiscatory action.

          "VOTE FOR this proposal in order to restore interest in the Company Shares by a whole class of potential investors. Please do not check the ABSTAIN box, as your Shares would be counted AGAINST this proposal.

          ___________________________________________________


          "DEFINITIONS:   A  tender offer is  an  unsolicited
          offer to buy out the Company's Shareholders - generally at a price that is significantly higher than prior market prices. A "fair" tender offer is one which guarantees the same price to all Shareholders. An "unfair" tender offer is one which pays a lower price after the acquirer has a majority stake. The "Shareholder's Rights Plan" is a threat by the Board to diminish the value of the investment of any Shareholder who has a 15% stake in the Company."


  THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE ADOPTION OF THIS RESOLUTION, FOR THE FOLLOWING REASONS:

  On August 25, 1993, the Board of Directors adopted a Shareholder Rights Plan (the "Rights Plan") to protect the Company's shareholders against abusive takeover practices and to ensure that each shareholder would be treated fairly and equally. Without the Rights Plan, third parties would be free to engage in coercive or abusive takeover tactics, such as two-tiered offers which may include stock and other difficult to value consideration in addition to cash, and to otherwise seek to acquire the Company on terms which may not be in the best interests of the Company and its shareholders. The Rights Plan is designed to assure that all of the Company's shareholders receive fair and equal treatment in the event of any proposed takeover of the Company and to guard against partial tender offers and other tactics to gain control that are considered abusive. The Rights Plan is intended to achieve these objectives by making such tactics more costly for an acquirer and by creating an incentive for an acquirer to negotiate with the Board of Directors.

   The proponent's supporting statement implies that the Rights Plan deters legitimate acquisition proposals and results in decreased stock values, but the proponent provides no facts to support this implication. To the contrary, the Rights Plan will not deter a serious bidder who wants to acquire the Company in a manner in which all shareholders receive what the Board believes to be the full value for their stock. The Board of Directors is in the best position to assess the adequacy and fairness of any offer, and it has a fiduciary duty to respond to such offers in a manner which is in the best interests of the Company and the shareholders. The Board is also required to meet these fiduciary obligations in determining whether to redeem the rights granted under the Rights Plan in response to a specific acquisition proposal. The overriding objective of the Board in adopting the Rights Plan was, and continues to be, the preservation and maximization of the Company's value for all shareholders.

   If adopted, the amendment to the Rights Plan would create uncertainty as to the Board's role in evaluating tender offers. The Rights Plan is intended to give the Board sufficient time to evaluate any proposed tender offer and possible alternatives, and to provide sufficient negotiating strength to take those steps that the Board believes would be necessary to maximize the value that can be achieved for all shareholders. The amendment would interfere with the ability of the Board to negotiate favorable acquisition terms and would dilute the protection afforded the Company's shareholders by the Rights Plan. In addition, nothing in the Rights Plan affects the right of shareholders to receive tender offers directly, and the Board, consistent with its fiduciary duties, may redeem the rights within a certain period after any offer is commenced. The Company believes the Board of Directors is in the best position to assess the adequacy and fairness of any offer without the limitations and uncertainties that would result from such an amendment to the Rights Plan.

  The Board of Directors recommends a vote AGAINST Proposal 4.


             DATE FOR RECEIPT OF SHAREHOLDER PROPOSALS

   Shareholder proposals intended for presentation at the 1996 Annual Meeting must be received by the Company for inclusion in its 1996 proxy material no later than December 2, 1995.


                               OTHER

  Management does not know of any other matters to be presented at the Meeting for action by shareholders. However, if any other matters are properly brought before the Meeting or any adjournment thereof, votes will be cast pursuant to the proxies in accordance with the best judgment of the proxy holders with respect to such matters.

   UPON WRITTEN REQUEST OF ANY SHAREHOLDER TO JOHN R. WYNN, SECRETARY, INTERGRAPH CORPORATION, HUNTSVILLE, ALABAMA 35894-0001, THE COMPANY WILL PROVIDE WITHOUT CHARGE A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.



                                     By Order of the Board of Directors




                                     JOHN R. WYNN

                                     Secretary



DATED:  March 31, 1995




                            EXHIBIT "A"
                    1995 INTERGRAPH CORPORATION
                   EMPLOYEE STOCK PURCHASE PLAN


      The purpose of this 1995 Intergraph Corporation Employee Stock Purchase Plan (the "Plan") is to provide employees of Intergraph Corporation (the "Corporation"), and employees of its subsidiaries (as defined in Section 10 below), an opportunity to purchase shares of Intergraph common, ten cent ($.10) par value stock ("Intergraph Stock") through annual offers to be made during a five-year period commencing June 1, 1995. A total of 3,200,000 shares in the aggregate have been approved for this purpose.

      1. Administration. The Plan will be administered by a Committee appointed by the Board of Directors of the Corporation, consisting of at least three of its members. The Committee will have the authority to make rules and regulations relating to Plan administration. The interpretations and decisions of the Committee with regard to the Plan and its administration shall be final and conclusive.

      2.   Eligibility.  All regular, full-time employees  of  the
Corporation and its subsidiaries, other than members of the Committee, are eligible to participate in the Plan, in accordance with such rules as the Committee may prescribe from time to time; provided that such rules shall neither permit nor deny participation in the Plan contrary to the requirements of the Internal Revenue Code (including, but not limited to, Sections 423(b)(3),(4) and (8) thereof) and regulations promulgated thereunder. No employee may be granted an option to purchase shares under the Plan if the employee, either before or immediately after the option is granted, owns or would own 5% or more of the total combined voting power or value of the stock of the Corporation or any subsidiary. For purposes of the preceding sentence, the rules of Section 424(d) of the Internal Revenue Code shall apply in determining the stock ownership of an employee, and stock which the employee may purchase under outstanding options shall be treated as stock owned by the employee.

      3. Offerings. The Corporation may make up to five annual offerings to employees to purchase stock under the Plan. Each offering period shall be of 12 months duration, during which (or during such portion thereof as an employee may elect to participate) the amounts received as compensation by an employee shall constitute the basis for measuring such employee's participation in the offering, to the extent participation is based on compensation.

      4. Participation. An employee eligible on the effective date of any offering may participate in such offering at any time by completing and forwarding a payroll deduction authorization form to the shareholder relations department. The form will
authorize   a  regular  payroll  deduction  from  the   employee's
compensation.

      5. Deductions. The Corporation will maintain payroll deduction accounts for all participating employees. With respect to any offering made under this Plan, an employee may authorize a payroll deduction in terms of whole number percentages up to a maximum of 10% of the compensation an employee receives during the offering period (or during such portion thereof as an employee may elect to participate).

      No employee may have the right to purchase stock under this Plan if, when aggregated with the employee's right to purchase shares under any other stock purchase plan of the Corporation and its subsidiaries, such rights accrue at a rate which exceeds $25,000 of the fair market value of such stock (determined at the effective date of the offering) for each calendar year in which the option is outstanding at any time.

      6. Deduction Changes. An employee may at any time increase or decrease the employee's payroll deduction by filing a new payroll deduction authorization form. The change may not become effective sooner than the next pay period after receipt of the form.

     7. Withdrawal of Funds. An employee may at any time and for any reason permanently withdraw all (but not less than all) of the balance accumulated in the employee's Plan account, and thereby withdraw from participation in an offering. The employee may at any time thereafter renew participation in the Plan.

      8. Purchase of Shares. Each employee participating in any offering under this Plan will be granted an option, on the effective date of such offering, to purchase as many full and partial shares of Intergraph stock as the employee may elect to purchase with up to 10% of compensation received during the specified offering period (or during such portion thereof as an employee may elect to participate), to be paid by payroll deductions during such period.

      The offering price for each share purchased will be 85% of the average market price (as defined in Section 10 below) on the last pay date of each calendar month or, if the stock was not traded on the last pay date of such month, on the last date the stock was traded prior to the last pay date of such month. As of the last day of the pay period immediately preceding the last pay date of each calendar month during any offering, the account of each participating employee shall be totaled, and the employee shall be deemed to have exercised an option to purchase such number of full and fractional shares as may be purchased at such offering price with the amounts then held in such employee's account. The amount of the purchase shall be charged against the employee's Plan account, and a stock certificate shall be issued to the employee as of such date, or the ownership of such shares shall be otherwise appropriately evidenced on the books of the Corporation.

      A participating employee may not purchase a share under any offering period after termination of such offering period.

      9. Registration of Certificates. Certificates may be registered only in the name of the employee, or, if the employee so indicates on the employee's payroll deduction authorization form, in the employee's name jointly with right of survivorship.

      10. Definitions. The term "average market price" shall be deemed to be the closing sale price of the Common Stock as reported on The NASDAQ Stock Market (or the mean between the highest and lowest per share sales price should the stock be listed on an exchange). Subject to the foregoing, the Committee shall have full authority and discretion, and shall be fully protected, in connection with fixing the purchase price.

      The term "subsidiary" means a subsidiary of the Corporation within the meaning of Section 424(f) of the Internal Revenue Code and the regulations promulgated thereunder.

      11. Rights as a Stockholder. None of the rights or privileges of a stockholder of the Corporation shall exist with respect to shares purchased under this Plan unless and until certificates representing such shares shall have been issued, or such shares shall have been otherwise appropriately evidenced on the books of the Corporation.

       12. Rights on Retirement, Death, or Termination of Employment. In the event of a participating employee's retirement or death, or termination of a participating employee's employment, no payroll deduction shall be taken from any pay due and owing to an employee at such time, and the balance in the employee's account (if any) shall be paid to the employee or, in the event of the employee's death, to the employee's estate.

     13. Rights Not Transferable. Rights under this Plan are not transferable by a participating employee other than by will or the laws of descent and distribution, and are exercisable during the employee's lifetime only by the employee.

     14. Application of Funds. All funds received or held by the Corporation under this Plan may be used for any corporate purpose.

      15. Adjustment in Case of Changes Affecting Intergraph Stock. In the event of a subdivision of the outstanding shares of the Corporation, or the payment of a stock dividend, the number of shares approved for this Plan shall be increased proportionately, and such other adjustment shall be made as may be deemed equitable by the Board of Directors. In the event of any other change affecting Intergraph stock, the Board of Directors may make such adjustments, including but not limited to adjusting the number of shares approved for this Plan, as it deems necessary or appropriate to properly reflect such event.

      16. Amendment of the Plan. The Board of Directors may at any time, and from time to time, amend this Plan in any respect (including but not limited to amendments intended to facilitate participation by those eligible employees who are subject to
Section 16 of the Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder), except that, without the approval of the shareholders of the Corporation, no amendment shall be made (i) increasing or decreasing the number of shares approved for this Plan (other than as provided in Section 15, above), (ii) decreasing the offering price per share, or (iii) changing the designation of subsidiaries eligible to participate in the Plan. The Plan may not be amended more frequently than every six months except to comply with the requirements of the Internal Revenue Code.

      17. Termination of the Plan. This Plan and all rights of employees under any offering made pursuant to this Plan shall terminate:

           (a) on the day that participating employees become entitled to purchase a number of shares equal to or greater than the number of shares remaining available for purchase (if the number of shares subscribed for is greater than the number of remaining shares, the available shares shall be allocated by the Committee among such participating employees in such a manner as it deems fair); or

           (b) at any time, at the discretion of the Board of Directors.

      No offering hereunder shall be made which will extend beyond June 1, 2000. Upon termination of this Plan all amounts in the accounts of participating employees shall be carried forward into the employee's payroll deduction account under a successor Plan, if any, or promptly refunded.

      18. Governmental Regulations. The Corporation's obligation to sell and deliver Intergraph Stock under this Plan is subject to the approval of any governmental authority required in connection with the authorization, issuance, or sale of such stock.

     19. Purchase of Shares. Purchases of outstanding shares may be made pursuant to and on behalf of this Plan, upon such terms as the Corporation may approve, for delivery under this Plan.




                            INTERGRAPH CORPORATION

        THIS PROXY IS SOLICITED ON BEHALF OF THE INTERGRAPH CORPORATION BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS, MAY 18, 1995

  The undersigned hereby appoints James W. Meadlock and John R. Wynn, or either of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of Common Stock of Intergraph Corporation which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders to be held on May 18, 1995, or any adjournment(s) thereof. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment(s) thereof.

  This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR ELECTION OF ALL NOMINEES LISTED BELOW, FOR PROPOSALS 2 AND 3 AND AGAINST PROPOSAL 4.

     The Board of Directors recommends a vote FOR election of all nominees listed below, FOR Proposals 2 and 3 and a vote AGAINST Proposal 4.


PLEASE MARK, SIGN, DATE, AND RETURN THE PROXY CARD PROMPTLY USING
THE ENCLOSED ENVELOPE.


1. Election of Directors
   [ ] FOR all nominees   [ ] WITHHOLD AUTHORITY       [ ] FOR ALL nominees
       listed below           to vote for all nominees     listed below (Except
                              listed below                 as marked to the
                                                           contrary below)

  Nominees: James W. Meadlock;  Roland E. Brown;  Larry J. Laster;
            Nancy B. Meadlock;  Keith H. Schonrock, Jr.;
            James F. Taylor, Jr.; Robert E. Thurber.

  INSTRUCTION:   To withhold authority to vote for any individual
  nominee strike a line through the nominee's name in the list above.

2. Proposal to ratify the appointment of Ernst & Young LLP as the Company's auditors for the current fiscal year.

   [ ]  FOR         [ ] AGAINST    [ ]  ABSTAIN

3. Proposal to approve the 1995 Intergraph Corporation Employee
   Stock Purchase Plan.

   [ ]  FOR         [ ] AGAINST    [ ]  ABSTAIN

4. Shareholder proposal that requests that the Board of Directors amend the Company's Shareholder Rights Plan so that it does not interfere with any public tender offer which treats all shareholders fairly.

   [ ]  FOR         [ ] AGAINST    [ ]  ABSTAIN


                             COM*
                             ESP*
                             ESB*
                             Please sign exactly as your name appears at left. If registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians, attorneys, and corporate officers should show their titles.


                              Signature:            Date:   , 1995

                              Signature:            Date:   , 1995


* COM = Common Stock Shares; ESP = Employees Stock Purchase Plan
Shares; ESB = Employees Stock Bonus Plan Shares.